Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
American Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@primeasset.com
American Realty Investors, Inc. Reports Third Quarter 2010 Results
Dallas (November 15, 2010) — American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2010. ARL announced today that the Company reported net loss applicable to common  shares of $36.5 million or $3.17 per diluted earnings per share, as compared to a net loss applicable to common shares of $46.3 million or $4.02 per diluted earnings per share for the same period ended 2009.
Rental and other property revenues were $122.7 million for the nine months ended September 30, 2010. This represents a decrease of $2.9 million, as compared to the prior period revenues of $125.6 million. This change, by segment, is a decrease in the commercial portfolio of $4.8 million and a decrease in the hotel portfolio of $2.3 million, offset by an increase in the apartment portfolio of $4.0 million and an increase in the land and other portfolio of $0.2 million. Within the apartment portfolio, the addition of newly constructed apartment complexes has increased our rental revenues $2.7 million, with the same properties increasing by $1.3 million. Within the commercial and hotel portfolio, the same property portfolio decreased due to an increase in vacancy, which we attribute to the current state of the economy.
Property operating expenses were $76.1 million for the nine months ended September 30, 2010. This represents an increase of $2.7 million, as compared to the prior period operating expenses of $73.4 million. This change, by segment, is an increase in our apartment portfolio of $0.8 million and an increase in our land portfolio of $3.2 million, offset by a decrease in our commercial properties of $0.2 million and a decrease in our hotels of $1.1 million. Within the apartment portfolio, the same apartment properties decreased $0.2 million due to a decrease in overall costs and additional repairs and maintenance. The developed apartments increased expenses by $1.0 million. The land portfolio increased due to a prior year real estate tax accrual adjustments that reduced expenses significantly, in comparison to the current year.
Depreciation expense was $22.5 million for the nine months ended September 30, 2010. This represents an increase of $2.3 million, as compared to the prior period depreciation expense of $20.2 million. This change by segment, is an increase in our apartment portfolio of $1.5 million and an increase in our land and other segments of $1.0 million. Within the apartment portfolio, $1.3 million was attributable to the developed properties and $0.2 million from the same properties. The increase within the land and other portfolios was due to a prior year adjustment recorded in 2009.
General and administrative expenses were $9.7 million for the nine months ended September 30, 2010. This represents a decrease of $2.2 million, as compared to the prior period general and administrative expenses of $9.7 million. This change is due to a reduction in administrative expenses and cost reimbursements to our advisor, in addition to reductions in professional services.
Other income was $2.5 million for the nine months ended September 30, 2010. This represents a decrease of $1.6 million, as compared to the prior period other income of $4.1 million. The majority of the decrease was due to $2.8 million recorded, in the prior period, as a gain on the disposition of our investment in the Korean REIT, offset by a fee for services rendered in connection with a sale of mineral rights, owned by a third party, in Poland.
Provision on impairment of notes receivable, investments in real estate partnerships, and real estate assets decreased by $30.6 million as compared to the prior period. There were no impairment reserves taken in the current period.

Impairment in the prior period was recorded as an additional loss of $1.8 million in the commercial portfolio, $19.1 million in land we currently hold and $9.7 million in land that was sold for a loss in subsequent periods.
Loss on land sales was $4.2 million for the nine months ended September 30, 2010. This represents a decrease of $15.8 million as compared to the prior period gain of $11.6 million.
Included in discontinued operations are a total of 12 and 21 properties as of 2010 and 2009, respectively. The gain on sale of the properties is also included in discontinued operations for those years.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s website at www.amrealtytrust.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(dollars in thousands, except share and per share amounts)
Revenues:

Rental and other property revenues	$39,775	$41,495	$122,719	$125,565

Expenses:
Property operating expenses	24,949	25,383	76,058	73,380
Depreciation and amortization	7,630	6,074	22,459	20,167
General and administrative	2,193	3,959	7,490	9,746
Provision on impairment of notes receivable and real estate assets	—	—	—	30,639
Advisory fee to affiliate	3,972	4,021	12,017	11,706

Total operating expenses	38,744	39,437	118,024	145,638

Operating income (loss)	1,031	2,058	4,695	(20,073)

Other income (expense):
Interest income	997	1,334	3,825	4,279
Other income	641	294	2,529	4,146
Mortgage and loan interest	(19,294)	(20,557)	(60,840)	(60,684)
Earnings from unconsolidated subsidiaries and investees	(3)	410	(96)	212
Gain on foreign currency translation	(11)	464	222	542
Litigation settlement	—	(1,438)	—	(1,120)

Total Other expenses	(17,670)	(19,493)	(54,360)	(52,625)

Loss before gain on land sales, non-controlling interest, and taxes	(16,639)	(17,435)	(49,665)	(72,698)
Gain (loss) on land sales	(72)	3,397	(4,187)	11,605

Loss form continuing operations before tax	(16,711)	(14,038)	(53,852)	(61,093)
Income tax benefit	1,945	(1,027)	4,584	2,827

Net loss from continuing operations	(14,766)	(13,011)	(49,268)	(58,266)

Discontinued operations

Income (loss) from discontinued operations	(1,061)	(275)	(994)	(2,063)
Gain on sale of real estate from discontinued operations	6,619	3,209	12,279	10,141
Income tax expense from discontinued operations	(1,945)	(1,027)	(3,950)	(2,827)

Net income from discontinued operations	3,613	1,907	7,335	5,251
Net loss	(11,153)	(11,104)	(41,933)	(53,015)
Net loss attributable to non-controlling interests	2,140	1,527	7,260	8,548

Net loss attributable to American Realty Investors, Inc.	(9,013)	(9,577)	(34,673)	(44,467)
Preferred dividend requirement	(626)	(622)	(1,870)	(1,866)

Net loss applicable to common shares	$(9,639)	$(10,199)	$(36,543)	$(46,333)

Earnings per share-basic
Loss from continuing operations	$(1.15)	$(1.05)	$(3.81)	$(4.48)
Discontinued operations	0.31	0.17	0.64	0.46

Net loss applicable to common shares	$(0.84)	$(0.88)	$(3.17)	$(4.02)

Earnings per share-diluted
Loss from continuing operations	$(1.15)	$(1.05)	$(3.81)	$(4.48)
Discontinued operations	0.31	0.17	0.64	0.46

Net loss applicable to common shares	$(0.84)	$(0.88)	$(3.17)	$(4.02)

Weighted average common share used in computing earnings per share	11,485,444	11,514,038	11,503,163	11,514,038

Weighted average common share used in computing diluted earnings per share	11,485,444	11,514,038	11,503,163	11,514,038

Amounts attributable to American Realty Investors, Inc.
Loss from continuing operations	$(12,626)	$(11,484)	$(42,008)	$(49,718)
Income from discontinued operations	3,613	1,907	7,335	5,251

Net loss	$(9,013)	$(9,577)	$(34,673)	$(44,467)

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2010	2009
	(dollars in thousands, except share and
	par value amounts)
Assets
Real estate, at cost	$1,598,514	$1,718,837
Real estate held for sale at cost, net of depreciation	16,251	5,147
Real estate subject to sales contracts at cost, net of depreciation	48,001	53,341
Less accumulated depreciation	(185,078)	(195,804)

Total real estate	1,477,688	1,581,521
Notes and interest receivable
Performing	117,251	91,872
Non-performing	3,114	3,108
Less allowance for estimated losses	(11,836)	(11,836)

Total notes and interest receivable	108,529	83,144
Cash and cash equivalents	6,711	4,887
Investments in unconsolidated subsidiaries and investees	12,563	13,149
Other assets	112,970	123,353

Total assets	$1,718,461	$1,806,054

Liabilities and Shareholders’ Equity

Liabilities:

Notes and interest payable	$1,216,817	$1,327,188
Notes related to assets held-for-sale	15,036	5,002
Notes related to subject to sales contracts	53,140	61,886
Stock-secured notes payable	33,325	24,853
Affiliate payables	34,069	20,574
Deferred revenue	104,147	70,083

Accounts payable and other liabilities	96,537	85,119

	1,553,071	1,594,705

Shareholders’ equity:
Preferred stock, $2.00 par value, authorized 15,000,000 shares, issued and outstanding Series A,3,390,913 shares in 2010 and in 2009 (liquidation preference $33,909), including 900,000 shares in 2010 and 2009 held by subsidiaries	4,979	4,979
Common stock, $.01 par value, authorized 100,000,000 shares: issued 11,874,138, and outstanding 11,477,077 and 11,514,038 shares in 2010 and in 2009	114	114
Treasury stock at cost: 397,061 and 360,100 shares in 2010 and 2009 and 277,172 shares held by TCI (consolidated) as of 2010 and 2009	(6,250)	(5,954)
Paid-in capital	91,081	91,081
Retained earnings	10,428	46,971
Accumulated other comprehensive income (loss)	(786)	2,186

Total American Realty Investors, Inc. shareholders’ equity	99,566	139,377

Non-controlling interest	65,824	71,972

Total equity	165,390	211,349

Total liabilities and equity	$1,718,461	$1,806,054